Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-147420) pertaining to the 2006 Employee Stock Purchase Plan, the 2006 Stock Incentive Plan, as amended and restated, and the Amended and Restated 2001 Stock Incentive Plan of Sucampo Pharmaceuticals, Inc., and

(2)	Registration Statement (Form S-3 No. 333-201566) of Sucampo Pharmaceuticals, Inc.

of our reports dated March 10, 2016, with respect to the consolidated financial statements and schedule of Sucampo Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Sucampo Pharmaceuticals, Inc. included in Amendment No. 1 to this Annual Report (Form 10-K/A) of Sucampo Pharmaceuticals, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

McLean, Virginia

March 16, 2016